Exhibit 99.2 DeAnne Gabel Director - Investor Relations
Investor Update	Issue Date: October 16, 2008

This investor update provides information on Continental's third quarter 2008 performance and guidance for the fourth quarter and full year 2008.

Advanced Booked Seat Factor
The Company is comfortable with its advanced booked seat factor (the percentage of available seats that are sold) levels for the next six weeks.  Consolidated domestic bookings for the next six weeks are running 1 - 2 points higher as compared to last year. Mainline Latin bookings are running 2 - 3 points ahead of last year. Transatlantic bookings are running slightly lower as compared to last year. Pacific bookings are running 6 - 7 points behind last year, but much of this gap is expected to close by quarter-end.

Based on currently available information, for the full fourth quarter, the Company anticipates it will continue to see year-over-year (yoy) yield and RASM increases throughout all regions. However, the Company has revised its previous guidance for October and November domestic mainline RASM. While the Company expects to see continued yoy improvement in mainline domestic yields, based on its forward looking data, its mainline domestic yields are not building quite as strongly as the Company had expected a few weeks ago. The Company has slightly reduced its mainline domestic RASM expectations for the months of October and November to low double digit yoy growth from its earlier expectations of low to mid teens yoy growth.

For the fourth quarter, the Company expects both consolidated and mainline load factors to be flat to down slightly yoy.

Targeted Unrestricted Cash, Cash Equivalents and Short Term Investments Balance
The Company ended the third quarter with approximately $2.9 billion in unrestricted cash, cash equivalents and short-term investments. This balance includes $125 million of student loan-related auction securities which were classified as short-term investments during the quarter. The Company has $130 million of auction rate securities that remain classified as long-term investments and are not included in this balance.

Continental anticipates ending the fourth quarter of 2008 with an unrestricted cash, cash equivalents and short-term investments balance of approximately $2.5 billion. This balance excludes the student loan-related auction rate securities that were classified as long-term investments at the end of the third quarter but includes the auction rate securities that were classified as unrestricted short-term investments at the end of the third quarter.

Cargo, Mail, and Other Revenue
The Company's Cargo, Mail, and Other Revenue for the fourth quarter 2008 is expected to be between $370 and $380 million.

Available Seat Miles (ASMs)	2008 Estimate Year-over-Year % Change
4th Qtr.(E)
Mainline Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated Domestic International Total Consolidated	(11.0)% (4.5)% (1.6)% (11.0)% (7.8)% (1.5)% (9.3)% (4.3)% (7.1)%

For the full year 2009, Continental expects its mainline capacity to be down between 1% to 3% yoy, with its mainline domestic capacity down 4% to 6% yoy.

Load Factor	2008 Estimate
4th Qtr.(E)
Domestic Latin America Transatlantic Pacific Total Mainline Regional Consolidated	82 - 83% 79 - 80% 76 - 77% 73 - 74% 79 - 80% 76 - 77% 79 - 80%

Continental's month-to-date consolidated load factor is updated daily and can be found on continental.com on the Investor Relations page under the About Continental menu.

Third Quarter 2008 Domestic Performance on a hub by hub basis
Continental's third quarter 2008 consolidated domestic capacity at its New York Liberty hub was down 0.7%, with traffic down 4.4%, resulting in a load factor decrease of 3.1 pts. Transcon capacity, which is a subset of New York Liberty capacity, was down 2.1% yoy in the third quarter while traffic was down 0.7%, resulting in a load factor increase of 1.3 pts. Consolidated domestic capacity at its Houston hub was down 3.9% yoy, with traffic down 6.7%, resulting in a load factor decrease of 2.5 pts. Consolidated domestic capacity at its Cleveland hub was up 3.0% yoy, with traffic down 1.5%, resulting in a load factor decrease of 3.6 pts.

Pension Expense and Contributions
Year-to-date, the Company has contributed $102 million to its defined benefit pension plans, satisfying the Company's minimum required contributions during calendar year 2008. Given the current market conditions, the Company does not plan to make additional contributions this year.

Continental estimates that its non-cash pension expense will be approximately $102 million for 2008, which includes non-cash settlement charges related to lump sum distributions from the pilot's frozen defined benefit plan for the nine month's ending September 30, 2008. Settlement charges are also expected for the fourth quarter 2008, but the Company is not able at this time to estimate the amount of these charges.

Due to the significant decline in the aggregate value of the assets held by the trust for its defined benefit pension plans since December 2007, the Company now estimates that its minimum funding requirements with respect to its defined benefit pension plans will be greater than what it had previously disclosed.  Based on recent performance, the Company now estimates that its minimum funding requirements for 2009 will be approximately $110 million.  This amount represents the Company's estimate of the minimum funding requirements as determined by government regulations, and is subject to change based on numerous assumptions, including the performance of the assets in the plans.  See "Critical Accounting Policies and Estimates" in Part II, Item 7 of the Company's 2007 Form 10-K for a discussion of its assumptions regarding its pension plans.
Mainline Operating Statistics	2008 Estimate (cents)
4th Qtr.(E)
CASM Special Items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	12.43 - 12.48 - 12.43 - 12.48 (4.47) 7.96 - 8.01

Consolidated Operating Statistics	2008 Estimate (cents)
4th Qtr.(E)
CASM Special Items per ASM CASM Less Special Items (a) Aircraft Fuel & Related Taxes per ASM CASM Less Special Items and Aircraft Fuel & Related Taxes (b)	13.42 - 13.47 - 13.42 - 13.47 (4.81) 8.61 - 8.66

The Company anticipates that it will record additional special charges in the fourth quarter of 2008 and beyond in conjunction with the previously announced capacity reductions for future costs including future lease costs on aircraft that are permanently grounded. The Company is not able at this time to estimate the amount and timing of these charges.

Stock Based Compensation
For the third quarter 2008 Continental recorded $2 million in stock option expense and expects to record approximately $1 million for the fourth quarter of 2008.

Continental has granted profit based restricted stock unit ("RSU") awards pursuant to its Long-Term Incentive and RSU Program.  Expense for these awards is recognized ratably over the required service period, with changes in the price of the Company's common stock and the payment percentage (which is tied to varying levels of cumulative profit sharing), resulting in a corresponding increase or decrease in "Wages, Salaries, and Related Costs" in the Company's consolidated statements of operations. The closing stock price of $16.68 on September 30, 2008 was used in estimating the expense impact of the awards for the Company's 2008 cost estimates included herein.  Based on the Company's current assumptions regarding payment percentages and the cumulative profit sharing targets to be achieved pursuant to the awards, the Company estimates that a $1 increase or decrease in the price of its common stock from September 30, 2008 will result in an increase or decrease of approximately $3 million in Wages, Salaries, and Related Costs attributable to the awards to be recognized in the fourth quarter 2008. For more information regarding these awards, including performance periods and how the Company accrues for the awards, please see the Company's 2007 Form 10-K.

Fuel Gallons Consumed	2008 Estimate
4th Qtr.(E)
Mainline Regional	339 Million 74 Million
Mainline Fuel Price per Gallon (including fuel taxes and impact of hedges)	$3.10

Fuel Hedges - As of October 15, 2008
As of October 15, 2008, the Company's projected consolidated fuel requirements were hedged as follows, excluding contracts with a bankrupt counterparty:
	Maximum Price		Minimum Price
	% of Expected Consumption	Weighted Average Price (per gallon)	% of Expected Consumption	Weighted Average Price ( per gallon)

Fourth Quarter 2008
WTI crude oil collars	30%	$3.43	30%	$2.81
WTI crude oil call options	22	3.21	N/A	N/A
Heating oil collars	4	3.96	4	3.62
Total	56%		34%

2009
WTI crude oil collars	14%	$3.39	14%	$2.53
WTI crude oil call options	4	2.87	N/A	N/A
Total	18%		14%

For the un-hedged portion of its consolidated fuel requirements for 2008, the Company is assuming an average cost of jet fuel (including fuel taxes) of $2.67 for the fourth quarter.

Selected Expense Amounts	2008 Estimated Amounts ($Millions)
4th Qtr.(E)
Aircraft Rent Depreciation & Amortization Net Interest Expense*	$239 $110 $75

*Net Interest Expense includes interest expense, capitalized interest and interest income.

Continental Airlines, Inc. Tax Computation
The Company's ability to record a tax benefit on net losses is limited by its net deferred tax position.  During the first three quarters of 2008, the Company recorded the maximum available deferred tax benefit permitted by its opening net deferred tax liability position.  Subsequent losses will generally not be benefitted until the Company re-establishes a net deferred tax liability.

Debt and Capital Leases
Continental's total debt and capital leases balance at the end of third quarter 2008 was $5.9 billion, of which $5.7 billion was debt.

As of October 15, 2008, the Company estimates that its scheduled debt and capital lease principal payments for the full year 2008 will be $699 million, with approximately $155 million, $157 million and $83 million paid in the first, second and third quarters respectively, and approximately $304 million to be paid in the fourth quarter of 2008.

Cash Capital Expenditures (in millions)	2008 Estimate
Fleet Related Non-Fleet Rotable Parts & Capitalized Interest Total Net Purchase Deposits Paid/(Refunded) Total Cash Capital Expenditures	$187 270 60 $517 (92) $425

EPS Estimated Share Count
Share count estimates for calculating basic and diluted earnings per share at different income levels are as follows:

Fourth Quarter 2008 (Millions)

Quarterly	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of applicable profit sharing and income taxes impact)
Over $109 Between $29 - $109 Under $29 Net Loss	111 111 111 111	125 120 112 111	$6 $2 -- --

Full Year 2008 (Millions)

Year-to-date	Number of Shares
Earnings Level	Basic	Diluted	Interest addback (net of applicable profit sharing and income taxes impact)
Over $113 Between $84 - $113 Under $84 Net Loss	105 105 105 105	119 115 106 105	$18 $7 -- --

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual EPS calculation will likely be different from those set forth above.

(a) These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.
(b) Cost per available seat mile excluding special items, fuel, and related taxes is computed by multiplying fuel price per gallon, including fuel taxes, by fuel gallons consumed and subtracting that amount from operating expenses excluding special items then dividing by available seat miles. This statistic provides management and investors the ability to measure and monitor Continental's cost performance absent special items and fuel price volatility. Both the cost and availability of fuel are subject to many economic and political factors and therefore are beyond Continental's control.

This update contains forward-looking statements that are not limited to historical facts, but reflect the Company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the Company's 2007 Form 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the Company's high leverage, the significant volatility in the cost of aircraft fuel, its transition to a new global alliance, delays in scheduled aircraft deliveries, its high labor and pension costs, service interruptions at one of its hub airports, disruptions to the operations of its regional operators, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats, an economic downturn in the U.S. and global economies and the seasonal nature of the airline business. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this update, except as required by applicable law.

Fleet News

Continental Airlines Fleet Plan

Includes Aircraft Operated by the Company or Operated on the
Company's Behalf Under a Capacity Purchase Agreement

October 16, 2008

		Net		Net		Net
	Total @	Changes	Total @	Changes	Total @	Changes	Total @
	9/30/08	4Q08E	YE 2008E	2009E	YE 2009E	2010E	YE 2010E
Mainline Jets
777-200ER*	20	-	20	-	20	2	22
787-8	-	-	-	-	-	2	2
767-400ER	16	-	16	-	16	-	16
767-200ER	10	-	10	-	10	-	10
757-300	17	-	17	-	17	-	17
757-200	41	-	41	-	41	-	41
737-900ER**	15	2	17	17	34	12	46
737-900	12	-	12	-	12	-	12
737-800**	115	1	116	1	117	-	117
737-700	36	-	36	-	36	-	36
737-300***	26	(3)	23	(23)	-	-	-
737-500***	43	(1)	42	(7)	35	-	35
Total Mainline	351	(1)	350	(12)	338	16	354

Regional
ERJ-145	224	10	234	-	234	(10)	224
CRJ200LR	24	(7)	17	(10)	7	(7)	-
Q400	15	-	15	-	15	-	15
Q200	16	-	16	-	16	-	16
Total Regional	279	3	282	(10)	272	(17)	255

Total Count	630	2	632	(22)	610	(1)	609

*Rescheduled two 777's originally scheduled for delivery in 2009 to deliver in 2010.

**Reflects agreement in principle with Boeing to reschedule 16 737NG deliveries from 2009-2010 to 2011 and beyond; Assumes 4 out of remaining 6 737NG deliveries scheduled for 2008 will be delivered in 2009. Final mix of new 737-800/-900ERs are subject to change.

***Final mix and quantity of 737-300 / 737-500 exits subject to change.